EXHIBIT A

IDENTIFICATION OF SUBSIDIARY(IES)

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the
        Security Being Reported on by the Parent Holding Company:

        Firstar Bank, National Association    BK

        Mercantile Trust Company, N.A.        BK